EXHIBIT 5.1

March 4, 2022

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

As General Counsel of The Brink’s Company, (the “Company”), I have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register $20,000,000 of deferred compensation obligations (the “Obligations”) of the Company under The Brink’s Company Deferred Compensation Program (the “Plan”). The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan.

This opinion letter is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

I am familiar with the Registration Statement and the exhibits thereto. I, or attorneys under my supervision, have also examined originals or copies, certified or otherwise, of such other documents, evidence of corporate action and instruments, as I have deemed necessary or advisable for the purposes of rendering this opinion. As to questions of fact relevant to this opinion, I have relied upon certificates or written statements from officers and other appropriate representatives of the Company and its subsidiaries or public officials. In all such examinations I have assumed the genuineness of all signatures, the authority to sign and the authenticity of all documents submitted to me as originals. I have also assumed the conformity to the original of all documents submitted to me as copies.

The opinion set forth in paragraph 2 below as to the validity and enforcement of the Obligations may be (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally; and (ii) subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law) including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and concepts of materiality, reasonableness, good faith and fair dealing.

Based upon and subject to the foregoing, I am of the opinion that:

1.The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2.When issued by the Company in accordance with the terms of the Plan, the Obligations will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Securities and Exchange Commission
March 4, 2022

In addition to the qualifications set forth above, and without limiting the generality of such qualifications, the opinions contained herein are also subject to the following:

1.I express no opinion as to the availability of specific performance or injunctive relief in any proceeding to enforce, or declare valid and enforceable, any of the Obligations.

2.Enforceability may be limited to the extent that remedies are sought with respect to a breach that a court concludes is not material or does not adversely affect the parties seeking enforcement and I express no opinion with respect thereto.

3.Enforceability may be limited by any unconscionable or inequitable conduct upon the part of any party, defenses arising from the failure of any party to act in accordance with the terms and conditions of the Plan or defenses arising as a consequence of the passage of time or defenses arising as a result of any party’s failure to act reasonably or in good faith and I express no opinion with respect thereto.

4.I express no opinion as to the enforceability of any of the Obligations the performance of which by the Company would be prohibited by federal law or the law of any state other than the Commonwealth of Virginia or the rules of a securities exchange.

The opinions expressed above are limited to the laws of the Commonwealth of Virginia in effect on the date hereof. I do not express any opinion as to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion letter is rendered as of the date hereof, and I disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to my attention and that may alter, affect or modify the opinions expressed herein. This opinion letter is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours,

/s/ Lindsay K. Blackwood, Esq.
Executive Vice President
and General Counsel